Federal Home Loan Bank of Des Moines
news release

FOR IMMEDIATE RELEASE
Date: February 10, 2023
Contact: Chris Thomas
515.412.2739
clthomas@fhlbdm.com

FHLB Des Moines Announces 2022 Financial Results
The Federal Home Loan Bank of Des Moines (the Bank) announced today preliminary unaudited financial results and declared a dividend for the fourth quarter of 2022. The Board of Directors approved a fourth quarter 2022 dividend at an annualized rate of 7.75 percent on activity-based stock, an increase of 0.50 percent from the prior quarter, and 3.00 percent on membership stock, unchanged from the prior quarter. Dividend payments totaling $96 million are expected to be paid on February 17, 2023.

The increased dividend rate on activity-based stock is a result of changes in interest rates and business activity. This rate reflects the Bank’s philosophy to pay a consistent dividend equal to or greater than the current market rate for a highly-rated investment, and at a rate that the Board believes is sustainable under current and projected earnings to maintain an appropriate level of capital and retained earnings. Future dividends are at the discretion of the Bank’s Board of Directors and may be impacted by economic and market conditions.

Fourth Quarter 2022 Financial Highlights

•Net income totaled $146 million, an increase of $100 million from the same period last year.
•Net interest income totaled $262 million, an increase of $171 million from the same period last year.
•Mortgage loans totaled $8.3 billion, and the Bank purchased $319 million of loans from 127 members during the fourth quarter.
•The Bank accrued $16 million during the quarter for use in its Affordable Housing Program (AHP).
•The Bank recorded a $3 million voluntary contribution during the quarter to its Member Impact Fund, a discretionary non-AHP program intended to support affordable housing and community development in states and U.S. territories within the Bank’s district that have not received AHP funds. These funds will be disbursed in 2023.

2022 Financial Highlights

•Net income totaled $430 million, an increase of $224 million from the prior year.
•Net interest income totaled $683 million, an increase of $302 million from the prior year.
•Assets totaled $164.2 billion, an increase of $78.3 billion from December 31, 2021.
•Advances totaled $111.2 billion, an increase of $67.1 billion from December 31, 2021, and were outstanding to 726 members, housing associates, and former members.
•Investments totaled $43.4 billion, an increase of $9.9 billion from December 31, 2021.

2022 Financial Results Discussion
Net Income - The Bank recorded net income of $430 million in 2022 compared to $206 million in 2021.
Net Interest Income - The Bank recorded net interest income of $683 million in 2022, an increase of $302 million when compared to the prior year, primarily driven by higher interest rates, which improved earnings on invested capital, and growth in advance balances.
Other Income (Loss) - The Bank recorded other loss of $40 million, a decrease of $44 million when compared to the prior year primarily driven by changes in the fair value of the Bank’s trading securities, fair value option instruments, and economic derivatives due to rising interest rates, as well as changes in credit spreads on the Bank’s fixed rate trading securities.

Assets - The Bank’s total assets increased to $164.2 billion at December 31, 2022, from $85.9 billion at December 31, 2021, driven primarily by an increase in advances and investments. Advances increased $67.1 billion due mainly to an increase in borrowings by large depository institution members. Investments increased $9.9 billion driven by increased money market investments and the purchase of U.S. Treasury obligations and agency MBS.
Capital - Total capital increased to $8.8 billion at December 31, 2022 from $5.8 billion at December 31, 2021, primarily due to an increase in activity-based capital stock resulting from an increase in advance balances.

Federal Home Loan Bank of Des Moines Financial Highlights (preliminary and unaudited)
Statements of Condition (dollars in millions)	December 31, 2022	December 31, 2021
Cash and due from banks	$89	$295
Investments	43,381	33,442
Advances	111,202	44,111
Mortgage loans held for portfolio, net	8,348	7,578
Total assets	164,169	85,852
Consolidated obligations	153,507	77,553
Mandatorily redeemable capital stock	15	29
Total liabilities	155,418	80,014
Capital stock - Class B putable	6,250	3,364
Retained earnings	2,618	2,390
Accumulated other comprehensive income (loss)	(117)	84
Total capital	8,751	5,838
Total regulatory capital[1]	8,883	5,783
Regulatory capital ratio	5.41%	6.74%

1    Total regulatory capital includes capital stock, mandatorily redeemable capital stock, and retained earnings. The regulatory capital ratio is calculated as regulatory capital as a percentage of period end assets.

	For the Three Months Ended		For the Year Ended
	December 31,		December 31,
Operating Results (dollars in millions)	2022	2021	2022	2021
Net interest income	$262	$91	$683	$381
Provision (reversal) for credit losses on mortgage loans	1	—	4	—
Other income (loss):
Net gains (losses) on trading securities	16	(8)	(95)	(38)
Net gains (losses) on financial instruments held under fair value option	(43)	1	106	1
Net gains (losses) on derivatives	(32)	4	(64)	14
Standby letter of credit fees	3	2	9	10
Other, net	3	4	4	17
Total other income (loss)	(53)	3	(40)	4
Total other expense	46	43	161	156
Net income before assessments	162	51	478	229
Affordable Housing Program assessments	16	5	48	23
Net income	$146	$46	$430	$206
Performance Ratios
Net interest spread	0.48%	0.38%	0.48%	0.39%
Net interest margin	0.69	0.42	0.61	0.44
Return on average equity (annualized)	7.02	3.09	6.33	3.48
Return on average capital stock (annualized)	9.95	5.27	9.78	5.92
Return on average assets (annualized)	0.38	0.21	0.38	0.23

The financial results reported in this earnings release for 2022 are preliminary until the Bank announces audited financial results in its 2022 Form 10-K filed with the Securities and Exchange Commission, expected to be available at www.fhlbdm.com and www.sec.gov on or before March 31, 2023.

Statements contained in this announcement, including statements describing the objectives, projections, estimates, or future predictions in the Bank’s operations, may be forward-looking statements. These statements may be identified by the use of forward-looking terminology, such as believes, projects, expects, anticipates, estimates, intends, strategy, plan, could, should, may, and will or their negatives or other variations on these terms. By their nature, forward-looking statements involve risk or uncertainty, and actual results could differ materially from those expressed or implied or could affect the extent to which a particular objective, projection, estimate, or prediction is realized. As a result, you are cautioned not to place undue reliance on such statements. A detailed discussion of the more important risks and uncertainties that could cause actual results and events to differ from such forward-looking statements can be found in the “Risk Factors” section of the Bank’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q filed with the SEC. These forward-looking statements apply only as of the date they are made, and the Bank undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events, or otherwise.

The Bank is a member-owned cooperative that provides funding solutions and liquidity to members to support mortgage lending, economic development and affordable housing in the communities they serve. The Bank is wholly owned by nearly 1,300 members, including commercial banks, savings institutions, credit unions, insurance companies, and community development financial institutions, and receives no taxpayer funding. The Bank serves Alaska, Hawaii, Idaho, Iowa, Minnesota, Missouri, Montana, North Dakota, Oregon, South Dakota, Utah, Washington, Wyoming, and the U.S. Pacific territories of American Samoa, Guam, and the Commonwealth of the Northern Mariana Islands. The Bank is one of eleven regional banks that make up the Federal Home Loan Bank System.